Exhibit 10.3

LIMITED LICENSE AGREEMENT

THIS LIMITED LICENSE AGREEMENT dated as of March 20, 2013 (this “Agreement”), is entered into by and between MAGNEGAS CORPORATION, a Delaware corporation (“MAGNEGAS”) having its business headquarters in Tarpon Springs, Florida, and CLEAR SKY ENERGY, S.A., C.V., a company constituted under the laws of Mexico (“CSE”), having its business headquarters in Torreon, Coahuila Mexico (each, a “Party,” and collectively, the “Parties”).

RECITALS:

WHEREAS, MAGNEGAS is the owner of various trademarks, service marks, logos, and trade names, whether or not registered in the U.S. or elsewhere, relating to products (“Gasifiers”) manufactured using MAGNEGAS’s proprietary plasma Arc Flow technology (the “Marks”);

WHEREAS, CSE has agreed to purchase one or more Gasifiers from MAGNEGAS for the manufacture of gaseous fuels and other products, by-products or rendition of services (the “Products”) pursuant to the terms of that certain “Gasifier Purchase Agreement” of even date herewith (the “Purchase Agreement”); and

WHEREAS, CSE and MAGNEGAS are Parties to that certain “Distribution Agreement” of even date herewith (the “Distribution Agreement”) pursuant to which CSE has been granted certain rights as described therein to distribute Products.

WHEREAS, the Parties deem it desirable that, in performing its duties under the Distribution Agreement, CSE distribute, market and sell the Products under the Marks.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Any capitalized terms used but not defined herein shall have the meaning specified in the Purchase Agreement.  For purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

1.1           “Affiliates” shall mean any person that controls, is controlled by, or is under common control with any Party to this Agreement.   For purposes of this definition, “control” is defined as voting control of more than 50% of the voting interests of a Party, whether attained through stock or equity ownership or through a contractual arrangement.

1.2           “Effective Date” shall be the date of execution of this Agreement.

1.3           “Distribution Agreement” shall have the meaning ascribed to that term in the Recitals to this Agreement.

1.4           “Licensed Territory” shall mean any territory under license for distribution of Products pursuant to the Distribution Agreement, whether on an exclusive or non-exclusive basis.

1.5           “Marks” shall have the meaning ascribed to that term in the Recitals to this Agreement and shall specifically cover the Marks identified in Exhibit A.

1.6           “Product” shall mean the gaseous fuels manufactured by a Gasifier and any by-product or other output from a Gasifier.

1.7           “Gasifier” shall have the meaning ascribed to that term in the Recitals to this Agreement.

1.8           “Sub-agents” shall have the meaning ascribed to that term in Subsection 2.1.2.

ARTICLE 2
GRANT OF LICENSES

2.1           License. As of the Effective Date of this Agreement, MAGNEGAS hereby grants to CSE the following right and licenses, which shall be exclusive to the extent that the distribution rights granted in the Distribution Agreement are exclusive, and non-exclusive to the extent that such distribution rights are non-exclusive:

2.1.1.  the right and license to identify itself as an independent distributor of Products in the Territory pursuant  to the terms of the Distribution Agreement;

2.1.2   the right and license to  use MAGNEGAS’ Marks  for (a) display purposes, advertising and communications in written and non-written format to promote the Products and use of the Products in connection with the solicitation of orders for Products in the Licensed Territory, and (b) such other purposes as are reasonably necessary for CSE to exercise its rights and perform its obligations under the Distribution  Agreement.  CSE may exercise these rights through its sub-agents and other persons selected to assist it in marketing and selling Products, or in otherwise performing any of CSE's obligations under the Distribution Agreement (the “Sub-agents”).

2.2           Sublicense Rights.  CSE may grant sublicenses to its Sub-agents to use the Marks solely in connection with the sale, marketing and distribution of the Products.

2.3           Restrictions on Usage.  CSE shall not use or display any of MAGNEGAS’ Marks or names confusingly similar thereto as part of its corporate business name or in any manner other than as authorized hereunder.  All uses of MAGNEGAS’ Marks by CSE hereunder shall be in a manner consistent with reasonable usage guidelines that are communicated to CSE in writing.  MagneGas’s current usage guidelines are attached hereto and are incorporated by reference herein.

2.4           Non-Assert Provision.  During the term of this Agreement and for so long as CSE is not in default with respect to any obligation due to MAGNEGAS hereunder or under the Distribution Agreement, MAGNEGAS will not assert any right to Marks to prevent CSE from importing, developing, making, having made, using, offering for sale, commercialization, marketing and/or selling any Gasifier or Product in the Licensed Territory.

ARTICLE 3
WARRANTIES AND INDEMNITY

3.1           Corporate Existence and Power.  MAGNEGAS (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has the requisite power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (c) is in material compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of it and would not materially adversely affect its ability to perform its obligations under this Agreement.

3.2           Authorization and Enforcement of Obligations.  MAGNEGAS (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of MAGNEGAS, and constitutes a legal, valid, binding obligation, enforceable against MAGNEGAS in accordance with its terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors rights.

3.3           Title. MAGNEGAS owns all rights, title and interests in and to the Marks set forth on Exhibit A in the United States, and no third  party has any rights to the Marks in the United States.  MAGNEGAS claims proprietary rights to the Marks in the Licensed Territory but has not yet registered such Marks in the Territory but covenants to do so in the near future and to maintain such registrations in good standing during the term of this Agreement once those registrations are effective.  MagneGas claims common law rights to the Marks identified on Exhibit A by virtue of its use of such Marks, whether or not registered.    Exhibit A reflects which Marks are registered in the United States.  MAGNEGAS is aware of no basis for a claim of superior right in the Marks, or any of them, by any other party.

3.4           Noncontravention. There are no existing agreements, commitments, proposals, offers, or rights with, to, or in any person to acquire any of the rights under the Marks that would prevent, alter, or hinder the performance of MAGNEGAS’s obligations hereunder or the exercise of CSE’s right hereunder.

3.5           Exclusions. Notwithstanding any representation, warranty, or agreement to the contrary, in this Agreement or otherwise, MAGNEGAS expressly excludes any representations, conditions, and warranties that MAGNEGAS has any obligation to bring or prosecute actions or suits gainst third parties for infringement of the Marks.

ARTICLE 4
ROYALTIES

. No royalties shall be due to MAGNEGAS under this Agreement.

ARTICLE 5
ENFORCEMENT

5.1           Maintenance of the Marks.  MAGNEGAS shall undertake all commercially reasonable actions necessary for protecting the Marks, including maintaining all registrations in the Licensed Territory.

5.2           Improvements.   CSE shall not own nor shall CSE have any rights to any variations on the Marks which it may develop with the consent of MAGNEGAS in the course of this Agreement; provided, however, that CSE shall be granted a license, without additional consideration, to any such additional Marks that may be developed for the Licensed Territory, and the CSE shall not develop, use, or register any variations to the Marks without the prior written consent of MAGNEGAS.

ARTICLE 6
TERMINATION

6.1.           Normal Termination. Unless terminated earlier as hereinafter provided, and subject to the provisions of paragraph 6.2 of this Article, this Agreement shall terminate concurrently with and upon any termination of the Distribution Agreement.

6.2.           Surviving Obligations. The termination of this Agreement shall not relieve CSE of any obligation hereunder to keep records nor shall such termination relieve CSE of:

(1)
any liability hereunder for damages to CSE or MAGNEGAS resulting from the unauthorized disclosure or use of any Confidential Information by the other party, or other party or person affiliated therewith; or

(2)	The termination of this Agreement shall not terminate MAGNEGAS’s rights under Article 3.

6.3           Termination by CSE.  CSE may terminate this Agreement at any time by giving MAGNEGAS at least sixty (60) days’ advance written notice.  This Agreement may not be terminated if CSE maintains any distribution rights (other than limited distribution rights to dispose of inventory on hand following the termination of the Distribution Agreement) unless the parties have otherwise agreed in writing that the Products are to be marketed or sold under a name other than the name “MagneGas.”

6.4.           Termination by MAGNEGAS.  MAGNEGAS may terminate this Agreement, in addition to the provisions of  Section 1, upon thirty (30) days’ written notice to CSE as to a material breach by CSE of any material provision of this Agreement.  However, if such breach is corrected within the sixty (60) day period, this Agreement shall continue in full force and effect.

ARTICLE 7
ASSIGNABILITY

Except as expressly permitted hereunder, neither Party may, assign, delegate, or otherwise transfer this Agreement, or any of its rights or obligations hereunder without the prior written consent of the other Party, and any such assignment, delegation, or transfer shall be null and void. Notwithstanding the foregoing, each Party may, without consent, assign or transfer this Agreement in its entirety to any Affiliate, or entity into or with which such Party merges or consolidates, or to whom the Party transfers all or substantially all of its business, equity interests  or assets to which this Agreement relates; provided, however, that this sentence shall not apply to assignments or transfers of this Agreement by or to the following competitors of MagneGas or CSE: Air Gas, Praxair, or Air Liquide. Subject to the foregoing, all of the terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

ARTICLE 8
APPLICABLE LAW

This Agreement is acknowledged to have been made in and shall be construed in accordance with the laws of the State of Florida without regard to the principles thereof relating to the conflict of laws.

ARTICLE 9
FORCE MAJEURE

Neither Party shall be responsible to the other for delay or failure in performance of any of the obligations imposed by this Agreement, provided such delay or failure shall be occasioned by a cause beyond the control of and without the fault or negligence of such Party,  including fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure of machinery or equipment or supply of materials, discontinuity in the supply of power, court order or governmental interference, civil commotion, riot, war, terrorism or terrorist threats, strikes, labor disturbances, transportation difficulties or labor shortage.  Notwithstanding the aforesaid, if either Party fails to a substantial extent for at least three (3) months to fulfill any of its obligations under this Agreement, the other Party may terminate the Agreement.

ARTICLE 10
DISPUTE RESOLUTION

10.1          Alternative Dispute Resolution.  The parties agree to refer any and all disputes which the parties cannot mutually resolve to binding arbitration by a single arbitrator mutually agreeable to the parties under the rules and regulations set out by the American Arbitration Association. The arbitrator’s ruling shall be final and binding and judgment thereon may be entered by any court of competent jurisdiction. The costs of said arbitration shall be borne by each party. The losing party shall then reimburse the prevailing party for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) after the decision of the arbitrator.  Arbitration will take place in Dallas, Texas or Miami, Florida.

10.2.           Litigation.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, and not settled as described according to the provisions of paragraph 11.1, may be settled by litigation in the courts of the State of Florida or the State of Texas.

ARTICLE 11
MISCELLANEOUS PROVISIONS

11.1.           No license or right is granted by implication or otherwise with respect to any patent application, patent, trademark or copyright except as specifically set forth herein.

11.2.           This Agreement was negotiated and drafted in the English language.  To the extent that any translation of this Agreement into Spanish is facilitated to or by CSE, such translation will be solely for convenience purposes and only the English language version will govern.  This Agreement may be amended, modified, or supplemented only by a written instrument in English duly executed by each of the Parties.

11.3.           This Agreement embody the entire understanding of the Parties as to the use of the Marks and shall supersede all previous communications, representations, undertakings or agreements, between them, either verbal or written, relating to the subject matter hereof.

11.4            The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition herein will not constitute a waiver of that right or excuse any subsequent nonperformance of any such term or condition, or of any other term or condition, by the other Party.

11.5.           This Agreement shall be binding upon and inure to the benefit of the successors, permitted assignees and personal representatives of the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement and have entered the Effective Date on the first page hereof.

CLEAR SKY ENERGY, S.A. DE C.V.		MAGNEGAS CORPORATION

By:	/s/ Manual Juan Marco	By:	/s/ Ermanno Santilli
Name:	Manual Juan Marco	Name:	Ermanno Santilli
Title:	Chief Executive Officer	Title:	Chief Executive Officer
Date:	March 19, 2013	Date:	March 20, 2013

CLEAR SKY ENERGY, S.A. DE C.V.

By:	/s/ Jorge Torres
Name:	Jorge Torres
Title:	President
Date:	March 19, 2013

Exhibit A - Licensed Marks

Magnegas

MagneHydrogen

TRADEMARK USAGE GUIDELINES:  MagneGas name to be used with logo , with appropriate colors